DocuSign Envelope ID: 0E0CA520-572E-40E2-B1CD-B40F31C1D258

Amendment #1
to
Order #1
Palantir Master Subscription Agreement

This Amendment #1 ("**Amendment**") to Order #1 of the Palantir Master Subscription Agreement entered May 25, 2021 (together, the "**Agreement**") between Palantir Technologies Inc. ("**Palantir**") and Wejo Limited ("**Customer**" and, collectively with Palantir, the "**Parties**"), is made effective as of December 31, 2021 (the "**Effective Date**") by and between the Parties.

The Parties hereby agree to amend Order #1 to add the following language under the "TERMS" section:

> "In exchange for Customer's early payment of the 2022 Palantir Platform Foundry Cloud Subscription Fee on or before December 31, 2021, Palantir agrees to discount such Fee for 2022 in accordance with the following revised payment amount:
>
> [redacted]

All other fees under Order #1 remain unchanged.

Any capitalized terms not defined herein shall have the meaning given to them in the Agreement. Except as explicitly modified within this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

This Amendment shall be governed by and construed in accordance with the governing law and dispute resolution provisions detailed in Section 13 of the Agreement.

In Witness Whereof, the Parties have caused this Amendment to be executed as of the Effective Date set forth above.

Palantir Technologies Inc.	**Wejo Limited**
DocuSigned by:	DocuSigned by:
[redacted]	
DATE: 28 January 2022 | 1:19 PM PST	DATE: 27 January 2022 | 9:34 PM GMT